Exhibit 10.31

DIAMOND HILL INVESTMENT GROUP, INC.

2025 EQUITY AND CASH INCENTIVE PLAN

DEFERRED CASH AWARD AGREEMENT

Diamond Hill Investment Group, Inc. (the “Company”) hereby grants the undersigned participant (the “Participant”) a deferred Cash-Based Award (a “Deferred Cash Award”), subject to the terms and conditions described in the Diamond Hill Investment Group, Inc. 2025 Equity and Cash Incentive Plan, as may be amended from time to time (the “Plan”), and this Deferred Cash Award Agreement (this “Award Agreement”). This Award represents a one-time cash award in connection with the anticipated transition of the Company’s compensation structure resulting from the acquisition by First Eagle Investment Management, LLC (“First Eagle”) of the Company (the “Transaction”). Capitalized terms that are used but are not defined in this Award Agreement shall have the same meaning as set forth in the Plan.

1.
Name of Participant: [ ]
2.
Award Date: [ ] (the “Award Date”)
3.
Deferred Cash Award Amount: $[ ]
4.
Vesting and Payment: Notwithstanding anything to the contrary in the Plan (including Section 12.1 thereof), the full amount of the Deferred Cash Award will be payable upon the one-year anniversary of the Award Date (the “Vesting Date”), provided that the Participant remains an employee of First Eagle or the Company, as applicable, on the Vesting Date; provided further that in the event that the Participant’s employment is terminated by the Company, First Eagle or their applicable affiliate without Cause (as defined in [the Participant’s employment agreement with the Company]1/[the Plan]2) or the Participant resigns for Good Reason (as defined [in the Participant’s employment agreement with the Company]3/[below]4) prior to the Vesting Date, the full amount of such Deferred Cash Award will be payable to the Participant in a lump sum as soon as administratively practicable following the Participant’s employment termination date, subject to the Participant’s timely execution and non-revocation of a separation agreement and release of claims in a form provided by the Company. For the avoidance of doubt, this Deferred Cash Award will not automatically become payable upon the closing of the Transaction (which constitutes a Change in Control). [For purposes of this Award Agreement, “Good Reason” shall mean the occurrence without the Participant’s written consent of the following event: a requirement that the Participant relocate the Participant’s principal place of employment to a location that is more than fifty (50) miles from the

1 NTD: Insert for CEO/CCO only.

2 NTD: Insert for employees other than the CEO/CCO.

3 NTD: Insert for CEO/CCO only.

4 NTD: Insert for employees other than the CEO/CCO.

#101694871v3

location of the Participant’s principal place of employment immediately prior to such relocation.]5
5.
Other Terms and Conditions:
a.
Beneficiary Designation. The Participant may name a beneficiary or beneficiaries to receive the Deferred Cash Award that has been granted, but has not been paid at the time of the Participant’s death and is paid after the Participant’s death by completing a “Beneficiary Election” form provided online to the Participant. The Beneficiary Election Form does not need to be completed upon execution of this Award Agreement and is not required to be completed as a condition of receiving the Deferred Cash Award. However, if: (i) the Participant dies without completing a Beneficiary Election Form, (ii) the Participant does not complete the Beneficiary Election Form correctly, or (iii) the beneficiaries designated on the Beneficiary Election Form do not survive the Participant, the Participant’s beneficiary under this Award Agreement will be the Participant’s surviving spouse or, if the Participant does not have a surviving spouse, the Participant’s estate.
b.
Non-Transferability of the Deferred Cash Award and this Award Agreement. Neither the Deferred Cash Award nor this Award Agreement may be transferred, pledged, assigned, or otherwise alienated or hypothecated, except by will or the laws of descent and distribution. However, as described in Section 5(a) above, the Participant may designate a beneficiary to receive any Deferred Cash Award that has been granted but not paid upon the Participant’s death.
c.
Tax Withholding. The Company or an Affiliate, as applicable, will have the power and right to deduct, withhold or collect any amount required by law or regulation to be withheld with respect to any taxable event arising with respect to the Deferred Cash Award. To the extent permitted by the Committee, in its sole discretion, this amount may be: (i) withheld from other amounts due to the Participant; (ii) withheld from the value of the Deferred Cash Award; (iii) collected directly from the Participant; or (iv) withheld using any combination of the methods described in clauses (i), (ii), or (iii). Unless the Participant has elected, with the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the amount withheld from other amounts due to the Participant and/or collected directly from the Participant, in each applicable case, as described in Section 15.2(a) of the Plan, the Participant shall be deemed to have elected to have the Company or an Affiliate, as applicable, withhold funds on the date the tax is to be determined equal to the statutory total tax that could be imposed on the transaction; provided that, the funds would otherwise be distributable to the Participant at the time of the withholding. Any election under this Section 5(c) will be irrevocable and made in writing and will be subject to any terms and conditions that the Committee, in its sole discretion, deems appropriate.

5 NTD: Insert for employees other than the CEO/CCO.

#101694871v3

d.
Acknowledgment. By signing below, the Participant acknowledges and agrees that the Deferred Cash Award is subject to all of the terms and conditions of the Plan and this Award Agreement.
e.
Governing Law. This Award Agreement will be governed by and construed in accordance with the laws of the State of Ohio, without regard to its conflicts of law provisions.
f.
Entire Agreement. This Award Agreement, together with the Plan, and the applicable provisions of an employment agreement, if applicable, constitute the entire agreement between the Company and the Participant regarding the subject matter of this Award Agreement, and this Award Agreement and the applicable provisions of an employment agreement, if applicable, supersede all prior and contemporaneous agreements between the parties hereto in connection with the subject matter of this Award Agreement. All representations of any type relied upon by the Participant and the Company in making this Award Agreement are specifically set forth herein and in the applicable provisions of an employment agreement, if applicable, and the Participant and the Company each acknowledge that they have relied on no other representation in entering into this Award Agreement. No change, termination, or attempted waiver of any of the provisions of this Award Agreement will be binding upon any party hereto unless contained in a writing signed by the party to be charged.
g.
Deferred Cash Award Subject to the Plan. The Deferred Cash Award is subject to the terms and conditions described in this Award Agreement and the Plan. In the event of a conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan will govern solely with respect to the cash-settled nature of this Award. The Committee will retain sole responsibility for interpreting the Plan and this Award Agreement, and its determination of the meaning of any provision in the Plan or this Award Agreement will be binding on the Participant and all other persons.
h.
Signature in Counterparts. This Award Agreement may be signed in counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

* * * * * * * * * *

NAME OF PARTICIPANT Signature Date:	DIAMOND HILL INVESTMENT GROUP, INC. By: Title: Date:

#101694871v3